Exhibit 5.3

广东精诚粤衡律师事务所

THE ALPHA LAW FIRM

中国 广东 珠海 香洲区 情侣中路47号 怡景湾大酒店五层 邮政编码：519000

5/F，HARHOUR VIEW HOTEL & RESORT， QINGLV MIDDLE ROAD 47,

XIANGZHOU Dist. , ZHUHAI, GUANGDONGProv., P.R.China

电话(Tel)：(0756) 889 3339                传真(Fax)：(0756) 889 3336

Date: July [  ], 2024

Fenbo Holdings Limited (“Company”)

Unit J.19/F,World Tech Centre

95 How Ming Street

Kwun Tong,

Kowloon Hong Kong

Dear Sirs or Madams,

Re: PRC Legal Opinion in relation to Fenbo Holdings Limited

1	The Alpha Law Firm (hereinafter “Our Firm”) is a law firm legally registered in the People’s Republic of China (hereinafter “PRC”). Our Firm is acting as the PRC counsel to the Company, solely in connection with (a) the Company’s registration statement on Form F-l (Registration No. 333-[●]), including all amendments or supplements thereto (as amended, the “Registration Statement”), the prospectus dated 【 】July, 2024 (hereinafter “Prospectus”) that forms a part of the Registration Statement, relating to the public offering by the Company of a certain number of the Company’s ordinary shares; and (b) the offering and sale of the Company’s (i) ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), (ii) pre-funded warrants to purchase up to [●] Ordinary Shares, (iii) warrants to purchase up to [●] Ordinary Shares, (iv) placement agent warrants to purchase up to [●] Ordinary Shares ((ii) through (iv) collectively, the “Warrants”) and (v) the Ordinary Shares underlying the Warrants (the “Offering”). We have been requested by the Company to issue this legal opinion connection with the Company’s indirect, wholly-owned subsidiary, Fenbo Plastic Products Factory (Shenzhen) Ltd. (the “PRC Subsidiary”). This legal opinion relates only to the officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force (collectively the “PRC Laws”), excludes the laws of Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

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2	In issuing this legal opinion, Our Firm has referred to the originals and/or duplicates of the relevant documents and/or facts and information furnished by the Company in relation to:

(a) the confirmations and certificates of the Company and the PRC Subsidiary;

(b) the financial opinions of Centurion ZD CPA&Co., which is engaged as the auditor of the Company;

(c) other documents and materials deemed as necessary by Our Firm.

3	This legal opinion is issued on the basis of the documents and materials provided by the Company, the facts and information that have occurred or existed before the date of this legal opinion, and Our Firm’s understanding of the relevant facts and applicable laws and regulations. Our Firm has assumed that (collectively “the Assumptions”)：

(a) the authenticity of all the chops, stamps and signatures of documents and materials;

(b) the authenticity and completeness of all the original documents and materials;

(c) the conformity to the original documents of each copy of the documents and materials;

(d) the documents provided to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such documents;

(e) that all information (including factual statements) provided to us by the Company and the PRC Subsidiary in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Subsidiary have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

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(f) that all approvals, consents, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required to be obtained from any PRC governmental authorities pursuant to any PRC Laws and other official statement or documentation are obtained from competent PRC authorities by lawful means in due course; and

(g) that all the documents are legal, valid, binding and enforceable under all such laws as governing or related to them other than PRC Laws.

4	Based upon the Assumptions and the Qualifications and limitations set forth herein and subject to any matters not disclosed to us, and having regard to such considerations of the PRC laws in force as at the date of this opinion as we consider relevant, we are of the opinion that:

4.1	Incorporation and Status. Base on the valid business license and the articles of association with its amendments, the PRC Subsidiary has been duly incorporated and is validly existing as a limited liability company under the PRC Laws. It is a separate legal entity and enjoys civil rights and bears civil liabilities independently.

4.2	Shareholders. Base solely on our review of the scanned copy of registration files in Shenzhen Administration for Market Regulation, the only shareholder of the PRC Subsidiary is Fenbo Industries Limited. Based on the capital verification report and the report on the National Enterprise Credit Information Publicity System of the PRC Subsidiary, the registered capital has been fully paid by Fenbo Industries Limited, and there are no pledges or third-party rights over all the equity interest of the PRC Subsidiary. The articles of association of the PRC Subsidiary complies with PRC Laws in all material respects and is in full force and effect. As the shareholder of the PRC Subsidiary, Fenbo Industries Limited is entitled to possession, use, earnings, and disposal of the equity of the PRC Subsidiary in accordance with the PRC Laws.

4.3	Dividend. After (a) the full payment of corporate income tax of the PRC Subsidiary, (b) making up the PRC Subsidiary’s losses and reserved funds (if necessary) and (c) full payment of PRC withholding tax of Fenbo Industries Limited, dividends on the equity interest in the PRC Subsidiary may be transferred out of the PRC.

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4.4	Business Operation. Based on the business scope described in its business license and the Confirmation Letter of the Company (the “Confirmation Letter”), PRC Subsidiary has obtained all necessary approvals and permits for its business operations, no additional official permits are required. The PRC Subsidiary’s business license is in full force and effect as of the date of issue of this legal opinion. To the best of our knowledge after due inquiry with the Company and based on the Confirmation Letter, Our Firm is not aware of the PRC Subsidiary is being conducted beyond its registered business scope.

4.5	Intellectual property. To the best of our knowledge after due inquiry with the Company and based on the Confirmation Letter, there are no PRC registered or unregistered intellectual property assets held by the Company or the PRC Subsidiary.

4.6	Leased Properties. To the best of our knowledge after due inquiry with the Company, one real property lease agreement dated on 20 June 2024 is valid and legally binding in accordance with its respective terms under the PRC Laws.

4.7	Employee. The PRC Subsidiary hires employees. Based on our review of the Public credit information reports issued on 23 July 2024 and the Confirmation Letter, from 1 January 2022 to the date of issue of this legal opinion, there is no punishment record of the PRC Subsidiary in the field of human resources and social security.

4.8	Taxes. Based on our review of the Public credit information reports and the Confirmation Letter, from 1 January 2022 to the date of issue of this legal opinion, Our Firm is not aware of material punishment of the PRC Subsidiary by the PRC tax authority.

4.9	Compliance with the PRC Laws. Based solely on our review of the Public credit information reports issued on 23 July 2024 and the Confirmation Letter and to the best of our knowledge after due inquiry, from 1 January 2022 to the date of issue of this legal opinion, there is no punishment record of the PRC Subsidiary by PRC governmental authority of market supervision, safety production, medical security, ecological environment supervision，fire safety and housing provident fund. Based on the audited financial statements of the Company, the Confirmation Letter and the auditor, and after due inquiry with the Company, the filing requirements of the China Securities Regulatory Commission (the “CSRC”) under the Trial Measures of Overseas Securities Offering and Listing by Domestic Companies do not apply to the Company. Our Firm is not aware that any approval is required to obtain from the CSRC, the Cyberspace Administration of China or other PRC governmental authorities for the Offering and the Offering violates the compliance requirement under PRC laws.

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4.10	Winding Up and Litigation. To the best of our knowledge after due diligence and based on the litigation search and the Confirmation Letter, there are no material court proceedings pending against the PRC Subsidiary and no court proceedings have been started by or against the PRC Subsidiary for the liquidation, winding-up or dissolution as of the date of issue of the legal opinion.

If the PRC court deems that the effective judgment or ruling of a foreign court does not violate the basic principles of PRC Laws and the sovereignty, security and public interest of the PRC, and such judgment or ruling meets the requirements of international treaty concluded or acceded to by the PRC or under the principle of reciprocity, the court shall issue a ruling to recognize the legal force of such judgment or ruling and issue an enforcement order if needed.

4.11	Amendment of the PRC Laws. The PRC Laws are made in compliance with the provisions, principles and guidelines of the Constitution under the statutory authority and procedures in the overall interests of the State. Although the laws and regulations are amended from time to time, they shall be legislated or modified under the legislative power as well as legislative procedures and be promulgated before coming into effect.

4.12	Based on the confirmation of Centurion ZD CPA & Co., the Company’s auditor, that the revenue, total profit, total assets or net assets of the PRC Subsidiary was less than 50% of that of the Company in total for the financial year ended December 31, 2023, in relation to the relevant data in the audited consolidated financial statement of the Company for the same period, and the senior management of the PRC Subsidiary are non-PRC citizens and reside in Hong Kong, and the enquiry to the director of the PRC Subsidiary as well as the Company regarding the PRC Subsidiary is not the core element of the Company’s business, also according to the other documents provided by the Company, Our Firm considers that the filing requirements of the CSRC under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies do not apply to the Company.

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4.13 Base on the Confirmation Letter, The PRC Subsidiary is currently not subject to cybersecurity review by the CAC for conducting business operations in China, given that:(i)The PRC Subsidiary is not the “operator of critical information infrastructure” or “online platform operator”; (ii)The PRC Subsidiary does not possess a large amount of personal information in its business operations; and (iii)as of the date of issue of this legal opinion, The PRC Subsidiary has not been involved in any investigations initiated by the CAC, nor have we received any inquiry, notice, warming or sanction in such respect.

5	This legal opinion is subject to the following qualifications (collectively “the Qualifications”):

5.1	This legal opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

5.2	This legal opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies or arbitration tribunals in exercising their authority to change any PRC Laws or the implementation, interpretation or application thereof in any form.

5.3	This opinion is issued based on our understanding of the PRC laws that are currently in effect. For matters not explicitly provided under the PRC laws, the future interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. The CSRC and relevant competent departments under the State Council shall have the right to interpret the implementation of the PRC Laws such as the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies. There can be no assurance that the relevant governmental or regulatory authorities will not take a view that is contrary to or otherwise different from this legal opinion.

5.4	This legal opinion is intended to be used in the context that is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this legal opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters”, “Risk Factors” and “Prospectus Summary” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and Rules and regulations of the U.S. Securities and Exchange Commission thereunder.

This legal opinion is rendered to the Company for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933. For the purpose of the Offering, the Company may disclose or reasonably use this legal opinion. The legal opinion shall not be used for any other purpose without our prior written consent.

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[Signature page]

Yours sincerely,

The Alpha Law Firm

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